Exhibit 15

To the Board of Directors and Shareholders

Sysco Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Sysco Corporation for the registration of securities of our reports dated November 8, 2011 and February 7, 2012 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q for the quarters ended October 1, 2011 and December 31, 2011.

/s/ Ernst & Young LLP

Houston, Texas
February 17, 2012